Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

June 2011 Performance Update

The Frontier Fund Supplement Dated June 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 1 New

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

June performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	June 30, 2011 MTD	June 30, 2011 YTD	NAV / Unit
Frontier Diversified Series-1	-2.75%	-1.88%	$101.63
Frontier Dynamic Series-1	1.17%	-1.84%	$90.24
Frontier Long/Short Commodity Series-1a	-5.85%	5.77%	$124.76
Frontier Masters Series-1	-3.93%	-3.84%	$99.01

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of June 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$3,047,589.70
Unrealized trading gain/(loss)	(4,611,590.73)
Less: commissions	(92,608.94)
Less: FCM fees	(145,087.17)
Foreign currency gain/(loss)	(74,148.45)
Interest income	106,205.07

Total Income	(1,769,640.52)
EXPENSES
Management fees	85,781.75
Incentive fees	150,416.90
Broker service fees	131,470.11

Total Expenses	367,668.76
Net Income (Loss)	$(2,137,309.28)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	749,436.40643	$78,313,958.98	104.50
Current month additions	28,232.80004	2,916,732.57
Current month redemptions	(33,654.58083)	(3,480,206.62)
Net Income (loss) for current month		(2,137,309.28)

Net Asset Value, end of current month	744,014.62564	$75,613,175.65	101.63

Monthly rate of return			-2.75%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Diversified Series 1

THE FRONTIER FUND DYNAMIC SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$—
Unrealized trading gain/(loss)	17,252.62
Less: commissions	—
Less: FCM fees	(2,284.15)
Foreign currency gain/(loss)	—
Interest income	1,600.72

Total Income	16,569.19
EXPENSES
Management fees	—
Incentive fees	—
Broker service fees	2,069.08

Total Expenses	2,069.08
Net Income (Loss)	$14,500.11

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	13,843.30045	$1,234,834.94	89.20
Current month additions	—	—
Current month redemptions	(660.57377)	(59,695.84)
Net Income (loss) for current month		14,500.11

Net Asset Value, end of current month	13,182.72668	$1,189,639.21	90.24

Monthly rate of return			1.17%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Dynamic Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$11,091,608.49
Unrealized trading gain/(loss)	(11,852,806.90)
Less: commissions	(7,748.78)
Less: FCM fees	(24,618.45)
Foreign currency gain/(loss)	(1,149.04)
Interest income	23,488.24

Total Income	(771,226.44)
EXPENSES
Management fees	37,159.31
Incentive fees	(28,574.88)
Broker service fees	22,461.62

Total Expenses	31,046.05
Net Income (Loss)	$(802,272.49)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	92,803.20374	$12,298,310.11	132.52
Current month additions	18,750.80995	2,424,146.21
Current month redemptions	(399.06367)	(52,032.11)
Net Income (loss) for current month		(802,272.49)

Net Asset Value, end of current month	111,154.95002	$13,868,151.72	124.76

Monthly rate of return			-5.85%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(350,961.36)
Unrealized trading gain/(loss)	(1,047,103.90)
Less: commissions	(17,724.96)
Less: FCM fees	(66,868.82)
Foreign currency gain/(loss)	1,942.83
Interest income	59,222.75

Total Income	(1,421,493.46)
EXPENSES
Management fees	73,405.28
Incentive fees	(133,953.01)
Broker service fees	60,651.64

Total Expenses	103.91
Net Income (Loss)	$(1,421,597.37)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	356,687.24188	$36,758,740.94	103.06
Current month additions	8,509.46495	864,311.98
Current month redemptions	(14,558.81855)	(1,485,148.96)
Net Income (loss) for current month		(1,421,597.37)

Net Asset Value, end of current month	350,637.88828	$34,716,306.59	99.01

Monthly rate of return			-3.93%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Masters Series 1